Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Naked Brand Group, Inc.
Abbotsford, British Columbia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 18, 2012, relating to the financial statements of Naked Brand Group Inc. (formerly known as Naked Boxer Brief Clothing Inc.), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP
La Jolla, California

December 9, 2013